Exhibit 99.1

Angeion Corporation

350 Oak Grove Parkway

St. Paul, MN 55127 USA

Telephone:  (651) 484-4874

Facsimile:   (651) 484-4826

FOR IMMEDIATE RELEASE
Contact:	Richard Jahnke, President & CEO,
(651) 484-4874
Bill Bartkowski, Bluefire Partners,
(612) 344-1012

ANGEION REORGANIZATION PLAN APPROVED BY BANKRUPTCY COURT

 Company Emerges with No Debt and Over $4 Million of Cash;

Information Sent to Current Shareholders to Receive Replacement Shares

SAINT PAUL, MINN. (October 28, 2002) — Angeion Corporation (Nasdaq: ANGQC) announced today that the United States Bankruptcy Court for the District of Minnesota, Third Division, has confirmed the Company’s Joint Modified Plan of Reorganization, dated September 4, 2002, to take effect October 25, 2002.

                Under the terms of the Plan, the holders of the Company’s 7 1/2% Senior Convertible Notes, due April 2003, agreed to convert the debt to equity.  The Note holders and other holders of certain unsecured claims will receive a pro rata share of 95% of replacement common shares to be issued pursuant to the Plan.  On October 25, 2002 the conversion took place and all outstanding notes have been cancelled.  The transaction was implemented as a voluntary Chapter 11 Bankruptcy for the purpose of enabling the Company to retain unimpaired utilization of a net operating loss carryforward of over $125 million.

Holders of the Company’s old common stock will receive a pro rata share of 5% of the replacement common stock.  Each will receive one share and one warrant to purchase an additional share of replacement common stock for every 20 shares of the old common that was owned prior to the effective date.  Shareholders will receive cash in lieu of any fractional shares.  Letters of transmittal to facilitate the replacement of the old shares are being mailed commencing October 28, 2002. Until replacement is complete, the Company expects the replacement shares will trade on a “when issued” basis on the Nasdaq Small Cap Market under the symbol ANGNV.  After, it is expected that the replacement shares will trade under the Company’s traditional symbol ANGN.  Following the replacement of the old shares there will be 3,594,627 shares outstanding.

                Angeion’s President and Chief Executive Officer, Richard Jahnke, stated, “We are delighted to have this behind us.  We emerge with no corporate debt, shareholders’ equity of approximately $20 million and over $4 million of cash and marketable securities on our balance sheet.”

                 “We are also excited about our prospects going forward,” Jahnke continued.  “Our Medical Graphics business is a leading manufacturer and marketer of non-invasive cardio-respiratory diagnostic systems and related software.  These systems are designed for the management and improvement of cardio-respiratory health, as well as for hospital and physician office metabolic and nutrition assessments.  And, we are especially encouraged by the market response to the introduction of our New Leaf ® health and fitness products, many of which are derived from Medical Graphics’ core technologies.  These products include our recently introduced Weight Loss Training program that is being marketed through health and fitness clubs.”

                Jahnke also noted that Medical Graphics was not involved in Angeion’s Bankruptcy.

  About Angeion Corporation

                Founded in 1986, Angeion Corporation (www.angeion-ir.com) acquired Medical Graphics (www.medgraphics.com) in December 1999.  Medical Graphics develops, manufactures and markets non-invasive cardio-respiratory diagnostic systems and related software for the management and improvement of cardio-respiratory health.  The Company has also introduced a line of health and fitness products, many of which are derived from Medical Graphics’ core technologies.  These products, marketed under the New Leaf Health and Fitness Brand (www.newleaf-online.com), help consumers effectively manage their weight and improve their fitness.  They are marketed to the consumer primarily through health and fitness clubs and cardiac rehabilitation centers.

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The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements by their nature involve substantial risks and uncertainties.  Actual results may differ materially depending on a variety of factors, including the Company’s ability to successfully operate its Medical Graphics business, the Company’s ability to successfully introduce its New Leaf business, the Company’s ability to successfully defend itself from product liability claims related to its Medical Graphics or New Leaf products or claims associated with its prior cardiac stimulation products.  Additional information with respect to the risks and uncertainties faced by the Company may be found in, and the prior discussion is qualified in its entirety by, the other risk factors that are described from time to time in Angeion’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-KSB for the year ended December 31, 2001, and subsequently filed reports.